Exhibit 15.1

Letter re: Unaudited Interim Financial Information

Board of Directors

Chaparral Steel Company

We are aware of the incorporation by reference in the Registration Statement Number 333-126992 and in the related prospectus of our report dated April 10, 2006 relating to the unaudited consolidated interim financial statements of Chaparral Steel Company which are included in its Form 10-Q for the quarter ended February 28, 2006.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

April 10, 2006

Dallas, Texas